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                                                                   EXHIBIT 21.1

                      INVITROGEN CORPORATION SUBSIDIARIES


Invitrogen Export Company, Ltd.

Invitrogen B.V.

NOVEX

NOVEX International Sales Corporation

NOVEX Electrophoresis GmbH

Serva GmbH

Research Products Acquisition Corporation